SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 26, 2003

HORMEL FOODS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

1-2402	41-0319970
(Commission File Number)	(IRS Employer Identification Number)

1 Hormel Place, Austin, Minnesota	55912
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (507) 437-5611

Item 5.  OTHER MATERIALLY IMPORTANT EVENTS

On November 25, 2003, the Company issued a press release announcing the election of John L. Morrison, director and founder of Goldner Hawn Johnson & Morrison Inc., to its Board of Directors.  The text of the press release follows:

“AUSTIN, MINN.  (Nov. 25, 2003) – Hormel Foods Corporation today announced the election of John L. Morrison to the Board of Directors of the Austin, Minn.-based multinational manufacturer and marketer of consumer-branded meat and food products.

Morrison, 58, is director and founder of Goldner Hawn Johnson & Morrison Inc., a private equity firm in Minneapolis, Minn., established in 1989.  He has also been chairman of Callanish Capital Partners, a private hedge fund, since 2001.

‘Jack will be an invaluable asset to the Hormel Foods Board of Directors,’ said Joel W. Johnson, chairman of the board, president and chief executive officer of Hormel Foods.  ‘His financial background, corporate and international experience will help Hormel Foods continue to move forward in the food industry.’

Morrison, a resident of Wayzata, Minn., currently serves on several boards, including the U.S. Overseas Private Investment Corp., after being nominated by President George Bush and confirmed by the U.S. Senate in 2002.  He is also a member of the board of directors of Anderson Windows Inc., St. Paul, Minn., and CityForest Inc., Ladysmith, Wis.

From 1971-75, Morrison was vice president of the corporate finance department of Kidder Peabody & Co. Inc.  Over the ensuing years, he held several management posts with The Pillsbury Co.  These positions included serving as vice president of Pillsbury and president of the firm’s international group from 1981-87 and two years as vice president of Pillsbury and chairman of the U.S. consumer foods group until his departure from the company in 1989.

A 1967 graduate of Yale University, Morrison was an All-American of the university’s hockey team his senior year and played on the 1968 U.S. Olympic hockey team.  He received his MBA from the Harvard Business School in 1971.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded meat and food products, many of which are among the best known and trusted in the food industry.  The Company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace.  In 2001, 2002 and 2003, Hormel Foods was named one of ‘The 400 Best Big Companies in America’ by Forbes magazine.  The Company enjoys a strong reputation among consumers, retail grocers, and foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value.  For more information about Hormel Foods, please visit www.hormel.com.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

HORMEL FOODS CORPORATION
(Registrant)

Dated:	November 26, 2003	By	/s/M. J. McCOY
M. J. McCOY
Executive Vice President
and Chief Financial Officer

Dated:	November 26, 2003	By	/s/J. N. SHEEHAN
J. N. SHEEHAN
Vice President and Controller